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EXHIBIT 99.1


           MAJESCO EXPECTS STRONG SALES FOR FIRST QUARTER FISCAL 2004

            Anticipate Increase of 77% Vs. First Quarter Fiscal 2003

EDISON, NJ, February 9, 2004 - Majesco Sales Inc., the sole operating subsidiary of ConnectivCorp (OTCBB: CTTV), today announced that based upon preliminary results, the company expects to report strong sales for its first quarter fiscal 2004.

For the fiscal first quarter ended January 31, 2004, Majesco expects net revenues of $23 million, an increase of 77% versus net revenues of approximately $13 million for the comparable 2003 quarter. The company also expects operating income of more than $1 million for the 2004 quarter versus an operating loss in the comparable quarter of 2003. For the full year fiscal 2004, Majesco expects net revenues in excess of $89 million, which would be an increase of at least 89% versus the prior year.

"We are quite pleased with our performance for the first quarter and attribute our positive results to our strong Game Boy Advance product line and the substantial growth of the installed base for Nintendo's Game Boy Advance system," said Jesse Sutton, President of Majesco. "With the upcoming releases of our new line up of Game Boy Advance Videos in the spring and our key franchise titles BloodRayne 2 and Advent Rising in the fall, we are very excited about the remainder of the year."

For further information about Majesco Sales, Inc., the sole operations of ConnectivCorp., please visit the Majesco website at www.majescogames.com.

ABOUT MAJESCO

Established in 1986 and headquartered in Edison, NJ, with offices in the United Kingdom, Majesco is the sole operating unit of ConnectivCorp (OTCBB: CCTV) and a leading international developer, publisher and distributor of interactive entertainment products for the Xbox(R) video game system from Microsoft, Sony PlayStation(R)2 computer entertainment system, and Nintendo GameCube(TM) and Game Boy(R) Advance systems, as well as the personal computer.



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SAFE HARBOR

Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as "may," " will," "intend," "should," "expect," "anticipate," "estimate" or "continue" or the negatives thereof or other comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements due to a variety of factors. These factors include but are not limited to, the demand for our products; competitive factors in the businesses in which we compete; continued consumer acceptance of the gaming platforms on which our products operate and our products; fulfillment of orders preliminarily made by customers; adverse changes in the securities markets and the availability of and costs associated with sources of liquidity; changes in national, regional or local business conditions or economic environments; government fiscal and monetary policies; and legislative or regulatory changes that affect our business. The Company does not undertake, and specifically disclaims any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.


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